GISSER AUTOMOTIVE CONCEPTS, INC.

(a New York Corporation)

WRITTEN CONSENT OF THE
BOARD OF DIRECTORS

TO ACTION TAKEN WITHOUT A MEETING

January 7, 2010

The undersigned, being all or a majority of the members of the Board of Directors of GISSER AUTOMOTIVE CONCEPTS, INC., a New York corporation (the “Corporation”), do hereby waive all notice of the time, place and purposes of a special meeting of the Board of Directors and hereby unanimously consent and agree to the adoption of the following resolutions as per the Corporation’s Certificate of Incorporation stating: “Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted”.

BACKGROUND

In the normal course of its operations and namely at the time the Company begins commercial production of its products, the Corporation has or will need to engage the services of professionals with expertise such as production managers and /or others as determined by the Board of Directors.

RESOLUTIONS

NOW, THEREFORE, be it

RESOLVED, that the Board hereby authorizes and removes the proper officers of the Corporation as may be necessary and to effect the engagement or removal of such professionals; and be it further

RESOLVED, that the Board hereby authorizes the removal of the following party, previously Director/Production Manager, for the purpose of providing management services relating to the commercial production of our vehicles which as of the current date has not commenced:

Thomas G. Haff
496 Lt Brender Hwy
Ferndale, NY 12734
Tel: 845-292-0864

GENERAL

RESOLVED, that as used in the foregoing resolutions the term “the proper officers” of the Corporation shall mean the Chief Executive Officer and the President and any Vice President of the Corporation, and each of them, and with respect to matters involving only certification, attestation or countersignatures, any Secretary or Assistant Secretary of the Corporation; and be it further

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, empowered to approve or authorize, as the case may be, such further action and the preparation, execution, and delivery of all such further instruments and documents in the name and on behalf of the Corporation, and to pay all such expenses and taxes, as in their judgment shall be necessary, proper, or advisable in order to carry out the intent and accomplish the purposes of the foregoing resolutions; and be it further

RESOLVED, that all actions heretofore or hereafter taken by any officer or officers of the Corporation within the terms of the foregoing resolutions are hereby ratified and confirmed as the act and deed of the Corporation.

This Consent may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.  Facsimile execution and delivery of this Consent is legal, valid and binding for all purposes.

The undersigned, being all or holders of outstanding shares having not less than the minimum number of votes of the members of the Board of Directors of the Corporation hereby execute this Written Consent as of the date first above written.

Daryl K. Gisser	Rivkah Nachmias

Nolan M. Gisser	Herman G. Gisser